Exhibit 10(s)


                                       March 16, 1998


The Valspar Corporation
1101 South Third Street
Minneapolis, MN 55415

Attn: Mr. Timothy M. Wesolowski


Gentlemen:

Wachovia Bank, N.A. (the "Bank") is pleased to make available to The Valspar Corporation (the "Borrower") a line of credit of Fifty Million Dollars ($50,000,000; the "Commitment"). This Commitment is subject to the maintenance by the Borrower of a condition satisfactory to the Bank and the execution of a
Note in form and substance satisfactory to the Bank.

This Commitment is subject to a fee of 0.08% per annum on the total Commitment payable quarterly in arrears. Fees shall be calculated on the basis of a 360 day year for the actual number of days in each quarterly interest period.

This Commitment shall expire on the later of March 23, 1999, or 364 days from the date of the Borrower's execution of this Commitment as indicated above its signature line at the bottom of this letter (the "Expiration Date"). The entire unpaid principal amount of advance, together with interest accrued thereon, shall be due and payable on the Expiration Date. The Borrower may, upon at least three business days' notice to the Bank, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $500,000, the unused portion of this Commitment. If the Commitment is terminated in its entirety, all accrued interest and fees shall be payable on the effective date of such termination.

The rate of interest for each borrowing under the Commitment shall be the one, two, three or six month LIBOR Rate (as determined by the Bank) plus 0.26% per annum, or such other rate as may be offered by the Bank and accepted by the Borrower, each at its sole discretion. Interest shall be due and payable at the end of each Interest Period (i.e., the period of 1, 2, 3 or six month corresponding to the LIBOR rate option selected by the Borrower and applicable to such borrowings) but not later than quarterly. In no event shall the Borrower select an Interest Period that extends beyond the Expiration Date, and all principal and accrued interest and fees shall be payable on the Expiration Date. The rate of interest shall be calculated on the basis of a 360 day year for the actual number of days in each period. Minimum advances under this commitment shall be $500,000.

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Should the Bank determine, in its sole discretion, that deposits at the LIBOR rate are unavailable or should the Borrower request an Interest Period other than one, two, three, or six months, then interest shall be calculated at the Prime Rate. As used herein, the Prime Rate refers to that rate so denominated and set by the Bank from time to time as an interest rate basis for borrowings. The Prime Rate is one of several interest bases used by the Bank. The Bank lends at interest rates above and below the Prime Rate.

The Borrower shall provide the Bank at all times hereunder with the same covenant protection as the Bank requires of the Borrower under Financial Agreements. Notwithstanding the satisfaction of any obligation or promise to pay money to the Bank under any Financial Agreement, or the termination or cancellation of any Financial Agreement, the Borrower hereby agrees to perform, comply with and observe for the benefit of the Bank hereunder all covenants contained in each Financial Agreement applicable to the Borrower (excluding any obligation or promise to pay money under any Financial Agreement) at any time the Borrower has any obligation (whether absolute or contingent) under this Agreement.

For purposes hereof: (A) the covenants of each Financial Agreement applicable to the Borrower (together with related definitions and ancillary provisions, but in any event excluding any obligation or promise to pay money under any Financial Agreement) are incorporated (and upon execution of any future Financial Agreement, shall automatically be incorporated) by reference herein (mutatis mutandis); (B) if other lenders or creditors are parties to any Financial Agreement, then references therein to the lenders or creditors shall be deemed references to the Bank; and (C) for any such covenant applying only when any loan, other extension of credit, obligation or commitment under the Financial Agreement is outstanding, that covenant shall be deemed to apply hereunder at any time the Borrower has any obligation (whether absolute or contingent) under this Agreement.

"Financial Agreement" means each existing or future agreement or instrument relating to any loan or extension of credit from the Bank to the Borrower (whether or not anyone else is a party thereto), as the same exists when executed and without regard to any termination or cancellation thereof, or unless consented to in writing by the Bank, any amendment, modification, addition, waiver or consent thereto or thereof.

As an inducement to the Bank to establish the Commitment and to make advances thereunder, the Borrower hereby represents and warrants to the Bank (which representation and warranty will be deemed repeated on the date of each advance under the Commitment) that the representations and warranties set forth in
Article 4 of that certain Credit Agreement dated as of April 20, 1995 among the Borrower, Wachovia Bank of Georgia, N. A., as Agent, and the Banks identified therein are true and correct as if made on and as of the date hereof (with references in such representations and warranties to "this Agreement," "the Notes" and "the Banks" being deemed to be references to this letter, the Note and the Bank, respectively).

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Upon (i) any failure by the Borrower to pay any amount under this letter or the
Note when due, (ii) any representation or warranty made or deemed made in this letter being untrue or incorrect in any material respect, (iii) any covenant made or incorporated herein being breached (and if a cure period or notice requirement is associated with such covenant prior to it becoming an Event of Default under any Financial Agreement, such cure period shall have expired and/or such notice requirement shall have been met), or (iv) the occurrence of any Event of Default under any Financial Agreement, then the Bank shall have the immediate right (without demand, protest or any notice of any kind, all of which are hereby waived by the Borrower) to terminate the Commitment and declare the principal amount of all advances made under the Commitment, together with interest thereon and any other amounts payable under this letter or the Note, to be immediately due and payable, whereupon the same shall become immediately due and payable.

No condition or other term of this commitment may be waived or modified except by written notification signed by the Borrower and the Bank. If an executed copy of this letter is not received by March 31, 1998, then this Commitment shall be null and void.

This Commitment is not assignable by the Borrower and no party other than the Borrower is entitled to rely on this Commitment.

In no event shall the Bank be liable to the Borrower for indirect, special, or consequential damages, including the loss of anticipated profits that may arise out of or are in any way connected with the Commitment.

This letter shall be interpreted, construed, enforced, and governed by the laws of the State of Georgia.

Sincerely,
WACHOVIA BANK, N.A.



/s/ Walter R. Gillikin

By: Walter R. Gillikin
    Senior Vice President

NOTE

Date: 3/17/98

For Value Received, The Valspar Corporation (hereinafter called the "Borrower"), hereby promises to pay on the maturity date or dates referenced below to the order of WACHOVIA BANK, N.A. (hereinafter called the "Lender"), at its office where borrowed, the principal sum of Fifty Million Dollars or the aggregate unpaid principal sum of all advances which the Lender actually makes hereunder to the Borrower, whichever amount is less, together with interest in arrears payable as hereafter provided at a rate computed on the basis of a 360-day year for the actual number of days in each interest period, determined as herein set forth.

Lender shall make advances under this Note upon telephonic or written communication of a borrowing request from any person representing himself or herself to be the Borrower or, in the event Borrower is a partnership or corporation, a duly authorized officer or representative of Borrower. The Lender or other holder shall be and is hereby authorized by the Borrower to set forth on the reverse side of this Note, or on an attachment hereto: (1) the amount and date of each advance made hereunder; (2) the interest rate for each such advance; (3) the Interest Period for each such advance; and (4) each payment of principal received thereon and the date of such payment; provided, however, any such notation or the failure to make any such notation shall not limit or otherwise affect the obligation of the Borrower with respect to the repayment of all advances actually made hereunder. In the event of a good faith dispute among the parties to this Note as to rate, the rate shall be the Prime Rate.

After this Note or any advance of this Note shall become due, whether on demand or otherwise, the unpaid principal of this Note shall bear interest at a rate per annum equal to 150% of the Prime Rate not to exceed the maximum rate permitted by applicable law.

All payments of any advance hereunder shall be applied first to accrued interest and then to principal.

The Borrower may prepay any advance hereunder prior to the maturity date for such advance only upon 1 business day prior written notice to the Lender.

This Note is being executed and delivered to evidence advances made by the Lender to the Borrower pursuant to a Commitment established under a letter agreement dated March 16, 1998 (the "Letter Agreement") between the Lender and the Borrower. Reference is hereby made to the terms and conditions of the Letter Agreement (which terms are hereby incorporated in this Note by reference) relating to, among other things, the maturity date of the advances and the interest rate or rates applicable to the advances. Capitalized terms used but not defined in this Note have the respective meanings indicted in the Letter Agreement.

No waiver by the Lender of any provision of this Note of the Letter Agreement shall be effective unless in writing. All parties to this Note, including makers, endorsers, sureties and guarantors, whether bound by this or by separate instrument or agreement, shall be jointly and severally liable for the indebtedness evidenced by this Note and hereby (1) waive presentment for payment, demand, protest, notice of nonpayment or dishonor and of protest and any and all other notices and demands whatsoever; (2) consent that at any time, or from time to time, payment of any sum payable under this Note may be extended without notice, whether for a definite or indefinite time; and (3) agree to remain liable until the indebtedness evidenced hereby is paid in full irrespective of any extension, modification or renewal. No conduct of the holder shall be deemed a waiver or release of such liability, unless the holder expressly releases such party in writing. In the event the indebtedness evidenced hereby is collected by or through an attorney, the holder shall be entitled to recover reasonable attorneys' fees and all other costs and expenses of collection. Time is of the essence.

This Note shall evidence all advances and payments of principle made hereunder until it is surrendered to the Borrower by the Lender, and it shall continue to be used even though there may be periods prior to such surrender when no amount of principal or interest is owing hereunder.

This Note, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the Borrower has executed this Note under seal the day and year set forth above.